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                                  Exhibit 99.1

Mastech Revises Third Quarter Outlook

PITTSBURGH, Sept. 9 /PRNewswire/ -- Mastech Corporation (Nasdaq: MAST - news), a leading global provider of information technology services, today announced that it expects revenue and earnings per share for the third quarter 1999 to be lower than expected. The Company attributed the shortfall primarily to the rapid winding down of business with a large systems integrator, as well as the general softness in the IT services market.

Revenue for the third quarter is expected to be in the range of $116 million to $120 million, and earnings per share in the range of $0.18 to $0.22 per fully diluted share excluding a special charge of $0.05 per fully diluted share to cover costs related to the winding down of past and current projects with the large integrator client. The earnings shortfall reflects lower revenues and profits from the large integrator customer, as well as general market conditions. A similar special charge is expected to be incurred in fourth quarter 1999, by which time most projects with this integrator are expected to be substantially completed, given the current rate of decline.

Sunil Wadhwani, Co-Chairman and Chief Executive Officer of Mastech, stated, "During the last three years our systems integrator relationships have provided excellent revenue stability while Mastech has diversified and transitioned its revenue base. The rapid winding down of business with this particular customer is part of our evolution, as Mastech increasingly focuses on delivering a full suite of IT services to end-user customers on a global basis. Over 85% of our revenues today are derived from end-user customers compared with 70% three years ago."

Wadwani continued, "We believe the softness in the IT services market results from a near term customer focus on Y2K related issues and that the long term prospects for this market continue to be extremely strong. Mastech continues to aggressively expand its operations in the fastest-growing segments of the IT services market. In addition to growing our core business we have formed a Joint Venture with an award-winning media firm to focus on the Business to Consumer segment of the eServices market, and a Joint Venture with General Electric to focus on the large market for Business Process Outsourcing services. Other key initiatives are under way and we remain very confident in our long-term outlook."

About Mastech

Mastech Corporation (Nasdaq: MAST - news) is a global provider of high value information technology services including e-business solutions, enterprise solutions implementation, network services, customer relationship and supply chain management solutions and applications design, development and maintenance, on a time and materials or fixed price/fixed time basis. With over 5,500 professionals worldwide, Mastech delivers its services to more than 1,000 clients through 36 global offices in North America, Europe, Asia, Australia, and Africa. For more information on Mastech, visit http://www.mastech.com.
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Statements made in this press release, other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. The Company's actual results may differ materially from the results anticipated in these forward-looking statements as a result of certain factors set forth under Risk Factors and elsewhere in the Company's Annual Report on Form 10-K with the Securities and Exchange Commission on March 31, 1999.